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                                                                    EXHIBIT (28)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Price/Costco, Inc:

    We have reviewed the accompanying condensed consolidated balance sheets of Price/Costco, Inc., (a Delaware corporation) and subsidiaries as of February 13, 1994, and the related condensed consolidated statements of operations for the twelve-week and twenty-four week periods ended February 13, 1994 and February 14, 1993 and the condensed consolidated statements of cash flows for the twenty-four week periods ended February 13, 1994, and February 14, 1993. These financial statements are the responsibility of the company's management.

    We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical review procedures to the financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

    Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN & CO.

Seattle, Washington
March 21, 1994

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